EXHIBIT 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business June 30, 2010, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$18,090
Interest-bearing balances		59,995
Securities:
Held-to-maturity securities		0
Available-for-sale securities		136,426
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		1,213
Securities purchased under agreements to resell		4,560
Loans and lease financing receivables:
Loans and leases held for sale		26,936
Loans and leases, net of unearned income	697,216
LESS: Allowance for loan and lease losses	20,992
Loans and leases, net of unearned income and allowance		676,224
Trading Assets		32,627
Premises and fixed assets (including capitalized leases)		8,206
Other real estate owned		4,564
Investments in unconsolidated subsidiaries and associated companies		562
Direct and indirect investments in real estate ventures		122
Intangible assets
Goodwill		21,005
Other intangible assets		25,903
Other assets		56,847

Total assets		$1,073,280

LIABILITIES
Deposits:
In domestic offices		$719,242
Noninterest-bearing	153,912
Interest-bearing	565,330
In foreign offices, Edge and Agreement subsidiaries, and IBFs		97,865
Noninterest-bearing	1,563
Interest-bearing	96,302
Federal funds purchased and securities sold under agreements to repurchase:		6,073
Federal funds purchased in domestic offices		14,292
Securities sold under agreements to repurchase

Dollar Amounts In Millions
Trading liabilities	15,806
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	45,602
Subordinated notes and debentures	21,152
Other liabilities	28,056

Total liabilities	$948,088

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	519
Surplus (exclude all surplus related to preferred stock)	98,774
Retained earnings	19,082
Accumulated other comprehensive income	5,510
Other equity capital components	0

Total bank equity capital	123,885
Noncontrolling (minority) interests in consolidated subsidiaries	1,307

Total equity capital	125,192

Total liabilities, and equity capital	$1,073,280

I, Howard I. Atkins, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Howard I. Atkins
EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

John Stumpf                                         Directors

Carrie Tolstedt

Michael Loughlin